Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PARKER DRILLING COMPANY

Parker Drilling Company, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.	The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on August 4, 1970.

2.

On December 12, 2018 the Corporation and certain of its subsidiaries (collectively with the Corporation, the “Debtors”) filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) with the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”).

3.

This Amended and Restated Certificate of Incorporation (this “Certificate”) was duly adopted, without the need for approval of the Board of Directors or the stockholders of the Corporation, in accordance with Sections 242, 245 and 303 of the Delaware General Corporation Law, as amended (the “DGCL”), in accordance with the Chapter 11 Plan of Reorganization of the Debtors (the “Plan of Reorganization”) confirmed by order, dated March 7, 2019, of the Bankruptcy Court, jointly administered under the caption “In re: PARKER DRILLING COMPANY, et al.”, Case No. 18-36958 (MI).

4.	This Certificate shall become effective when filed with the Secretary of State of the State of Delaware.

5.	This Certificate amends and restates the Certificate of Incorporation of the Corporation to read in full as follows:

ARTICLE I

NAME

Section 1.1 Name. The name of the corporation is Parker Drilling Company.

ARTICLE II

PURPOSE

Section 2.1 Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE III

REGISTERED AGENT

Section 3.1 Registered Agent. The street address of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware, County of New Castle, 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of capital stock that the Corporation is authorized to issue is 550,000,000 shares, divided into two classes consisting of 500,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and 50,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

Section 4.2 Preferred Stock.

(a) Shares of Preferred Stock may be issued in one or more series from time to time. The board of directors of the Corporation (the “Board”) is expressly authorized, by resolution adopted and filed in accordance with law, to provide, out of unissued shares of Preferred Stock that have not been designated as to series, for series of Preferred Stock and, with respect to each such series, to fix the number of shares in each series and to fix the voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights thereof, and the qualifications, limitations or restrictions thereon, and the variations in voting powers, if any, and preferences and rights as between series, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board and included in a certificate of designations (a “Preferred Stock Designation”). Any shares of any class or series of Preferred Stock purchased, exchanged, converted or otherwise acquired by the Corporation, in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, without designation as to series, and may be reissued as part of any series of Preferred Stock created by resolution or resolutions of the Board, subject to the conditions and restrictions on issuance set forth in this Certificate or in such resolution or resolutions.

(b) Subject to the rights of the holders of any series of Preferred Stock pursuant to the terms of this Certificate (including any Preferred Stock Designation), the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, without a vote of the holders of the Preferred Stock, or any series thereof, irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a vote of any such holders of Preferred Stock is required pursuant to another provision of this Certificate (including any Preferred Stock Designation).

Section 4.3 Common Stock.

(a) Each holder of shares of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Certificate (including a Preferred Stock Designation), holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate (including any Preferred Stock Designation) or pursuant to the DGCL.

(b) Subject to the rights of the holders of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights of the holders of Preferred Stock in respect thereof, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 4.4 Nonvoting Equity Securities. The Corporation shall not issue nonvoting equity securities; provided, however, the foregoing restriction shall (a) have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code, (b) only have such force and effect for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Corporation, and (c) in all events may be amended or eliminated in accordance with applicable law as from time to time may be in effect. The prohibition on the issuance of nonvoting equity securities is included in this Certificate in compliance with Section 1123(a)(6) of the Bankruptcy Code.

ARTICLE V

RELATED PARTY TRANSACTIONS AND CORPORATE OPPORTUNITIES

The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and the same are in furtherance of and not in limitation of the powers conferred by law.

Section 5.1 Related Party Transactions. No contract or other transaction of the Corporation with any other person, firm, corporation or other entity in which the Corporation has an interest, shall be affected or invalidated by the fact that any one or more of the directors or officers of the Corporation, individually or jointly with others, may be a party to or may be interested in any contract or transaction so long as the contract or other transaction is approved by the Board in accordance with the DGCL.

Section 5.2 Corporate Opportunities.

(a) The provisions of this Section 5.2 are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve the Corporation’s stockholders, the Non-Employee Directors (as defined below) or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and the Corporation’s directors, officers and stockholders in connection therewith, in recognition and anticipation that (i) certain directors, principals, officers and employees and/or other representatives of stockholders of the Corporation and their respective Affiliates (as defined below) may serve as directors or officers of the Corporation, (ii) stockholders of the Corporation and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of the Board who are not employees of the Corporation (“Non-Employee Directors”), including, for the avoidance of doubt, the Chairman of the Board if he or she is not otherwise an employee, consultant or officer of the Corporation, and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage.

(b) None of (i) the stockholders of the Corporation or any of their Affiliates or (ii) any Non-Employee Director or his or her Affiliates shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (x) engaging in a corporate opportunity in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages, engages in the future or proposes to engage, (y) making investments in any kind of property in which the Corporation makes or may make investments or (z) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by the DGCL, no Identified Person (as defined below) shall (A) be deemed to have acted in bad faith or in a manner inconsistent with the best interests of the Corporation or its stockholders or to have acted in a manner inconsistent with or opposed to any fiduciary duty to the Corporation or its stockholders or (B) be liable to the Corporation or its stockholders for breach of any fiduciary duty, in each case, by reason of the fact that such Identified Person (as defined below) engages in any such activities. The Corporation hereby renounces any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person (as defined below) and the Corporation or any of its Affiliates, except as provided in paragraph (c) of this Section 5.2(b). Subject to Section 5.2(c), in the event that any Identified Person (as defined below) acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person (as defined below) shall have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by the DGCL, shall not (I) be deemed to have acted in bad faith or in a manner inconsistent with the best interests of the Corporation or its stockholders or to have acted in a manner inconsistent with or opposed to any fiduciary duty to the Corporation or its stockholders or (II) be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder, director or officer of the Corporation, in each case, by reason of the fact that such Identified Person (as defined below) pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.

(c) The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation and the provisions of Section 5.2(b) shall not apply to any such corporate opportunity.

(d) In addition to and notwithstanding the foregoing provisions of this Section 5.2, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

(e) For purposes of this Certificate (i) “Affiliate” shall mean (x) in respect of stockholders of the Corporation, any Person that, directly or indirectly, is controlled by such stockholder, controls such stockholder or is under common control with such stockholder and shall include any principal, member, manager, director, partner, shareholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (y) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (z) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity, and (iii) the Persons identified in (b)(i) and (ii) above shall be referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”; provided, however, that no employee, consultant or officer of the Corporation shall be an Identified Person.

(f) To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Section 5.2.

ARTICLE VI

BOARD OF DIRECTORS

Section 6.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by the DGCL, this Certificate or the Bylaws of the Corporation (the “Bylaws”), the Board is hereby authorized and empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, this Certificate and the Bylaws; provided, however, that no Bylaws hereafter adopted, or any amendments thereto, shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 6.2 Election and Term.

(a) The total number of directors constituting the Board shall be determined from time to time exclusively by resolution adopted by a majority of the Whole Board. The Board shall initially be comprised of seven (7) directors, the composition of which shall be determined pursuant to the Plan of Reorganization (including any supplements thereto). The directors shall consist of a single class, with the initial term of office to expire at the 2020 annual meeting of stockholders to take place in 2020, and each director shall hold office until his or her successor shall have been duly elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification, removal or incapacity. For purposes of this Certificate, “Whole Board” shall mean the total number of directors the Corporation would have if there were no vacancies.

(b) Subject to Section 6.6, at each annual meeting of stockholders, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the next succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification, removal or incapacity.

(c) Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.

Section 6.3 Directorships and Vacancies. Subject to Section 6.6, directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal, incapacity or other cause may be filled solely by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification, removal or incapacity.

Section 6.4 Cumulative Voting. There shall be no cumulative voting in the election of directors.

Section 6.5 Removal. Subject to Section 6.6, any or all of the directors may be removed from office at any time, but only by the affirmative vote of holders of at least a majority of the outstanding shares of Common Stock entitled to vote generally in the election of directors, voting together as a single class.

Section 6.6 Preferred Stock – Directors. Notwithstanding any other provision of this Article VI, and except as otherwise required by law, whenever the holders of one or more series of Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of Preferred Stock as set forth in this Certificate (including any Preferred Stock Designation).

ARTICLE VII

BYLAWS

Section 7.1 Bylaws. In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power to adopt, amend, alter or repeal the Bylaws by the affirmative vote of a majority of the Board. The Bylaws also may be adopted, amended, altered or repealed without Board action by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of Common Stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or the Certificate of Incorporation.

ARTICLE VIII

MEETINGS OF STOCKHOLDERS

Section 8.1 Action by Written Consent. Subject to any restrictions or requirements set forth in the Bylaws, any action required or permitted to be taken by stockholders of the Corporation at any meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by holders of outstanding stock having not less than the minimum voting power that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Section 8.2 Special Meetings. Except as otherwise required by law or the terms of any one or more series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the Board pursuant to a resolution adopted by a majority of the Board, or the Secretary of the Corporation upon the request of stockholders holding at least a majority of the outstanding shares of Common Stock in accordance with the procedures set forth in the Bylaws.

Section 8.3 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

ARTICLE IX

LIMITATION ON LIABILITY OF DIRECTORS

Section 9.1 Limitation on Liability of Directors. To the fullest extent that the DGCL or any other law of the State of Delaware as the same exists or is hereafter amended permits the limitation or elimination of the liability of directors, no Person who is or was a director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or amendment of this Article IX as permitted by this Certificate or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Article IX will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors) and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.

ARTICLE X

INDEMNIFICATION

Section 10.1 Right to Indemnification.

(a) To the fullest extent permitted by applicable law, the Corporation shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (“Proceeding”), whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the Person is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise (“Other Entity”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Person in connection with such Proceeding if the Person acted in good faith and in a manner the Person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the Person’s conduct was unlawful, provided, however, that the Corporation shall not be obligated to indemnify against any amount paid in settlement unless the Corporation has consented to such settlement. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Person did not act in good faith and in a manner which the Person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or Proceeding, had reasonable cause to believe that the Person’s conduct was unlawful. To the extent specified by the members of the Board not party to the applicable action or suit at any time and to the fullest extent permitted by law, the Corporation shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the Person is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or agent of an Other Entity against expenses (including attorneys’ fees) actually and reasonably incurred by the Person in connection with the defense or settlement of such action or suit if the Person acted in good faith and in a manner the Person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such Person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware (the “Court of Chancery”) or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(b) The Corporation may indemnify to the fullest extent permitted by law any person who is not a director or officer of the Corporation to whom the Corporation is permitted by applicable law to provide indemnification, whether pursuant to, or provided by, the DGCL or other rights created by (i) resolution of stockholders, (ii) resolution of directors, or (iii) a written agreement providing for such indemnification authorized by any officer designated by the Board for such purpose, it being expressly intended that this Certificate authorize the creation of such rights in any such manner.

Section 10.2 Reimbursement or Advancement of Expenses. The Corporation shall, from time to time, reimburse or advance to any director or officer or other Person entitled to indemnification hereunder the funds necessary for payment of expenses, including attorneys’ fees and disbursements, incurred in connection with any Proceeding, in advance of the final disposition of such Proceeding; provided, however, that, if required by the DGCL, such expenses incurred by or on behalf of any director or officer or other Person may be paid in advance of the final disposition of a Proceeding only upon receipt by the Corporation of an undertaking, by or on behalf of such director or officer (or other Person indemnified hereunder), to repay any such amount so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such director, officer or other Person is not entitled to be indemnified for such expenses.

Section 10.3 Claims by Indemnifiable Persons. If a claim for indemnification or advancement of expenses under this Article X is not paid in full within 45 days after a written claim therefor by any Person entitled to indemnification and/or advancement of expenses under this Article X (an “Indemnifiable Person”) has been received by the Corporation (and any undertaking required under Section 10.2), the Indemnifiable Person may file suit to recover the unpaid amount of such claim. In any such action the Corporation shall have the burden of proving that the Indemnifiable Person is not entitled to the requested indemnification or advancement of expenses under law. Neither the failure of the Corporation (including its Board or a committee thereof, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that such indemnification or reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by the Corporation (including its Board or a committee thereof, its independent legal counsel and its stockholders) that such Indemnifiable Person is not entitled to such indemnification or reimbursement or advancement of expenses shall constitute a defense to the action or create a presumption that such Indemnifiable Person is not so entitled. Such an Indemnifiable Person shall also be indemnified, to the fullest extent permitted by law, for any expenses incurred in connection with successfully establishing such Indemnifiable Person’s right to such indemnification or reimbursement or advancement of expenses, in whole or in part, in any such action. Any right to indemnification or reimbursement or advancement of expenses shall be determined by the applicable law in effect at the time indemnification or reimbursement or advancement of expenses is sought.

Section 10.4 Non-Exclusivity of Rights. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article X shall not be deemed exclusive of any other rights to which a Person seeking indemnification or reimbursement or advancement of expenses may have or hereafter be entitled under any statute, this Certificate, the Bylaws, any agreement (including any policy of insurance purchased or provided by the Corporation under which directors, officers, employees and other agents of the Corporation are covered), any vote of the holders of capital stock of the Corporation entitled to vote or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

Section 10.5 Continuing Rights. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article X shall continue as to a Person who has ceased to be a director or officer (or other Person indemnified hereunder) and shall inure to the benefit of the executors, administrators, legatees and distributees of such Person.

Section 10.6 Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any Person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, member, manager, employee or agent of an Other Entity, against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person’s status as such, whether or not the Corporation would have the power to indemnify such Person against such liability under the provisions of this Article X, the Bylaws or under Section 145 of the DGCL or any other provision of law.

Section 10.7 Contract Rights; Amendment or Repeal. The provisions of this Article X shall be a contract between the Corporation, on the one hand, and each director and officer who serves in such capacity at any time while this Article X is in effect and any other Person indemnified hereunder, on the other hand, pursuant to which the Corporation and each such director, officer, or other Person intend to be legally bound. Notwithstanding anything to the contrary contained in this Certificate, no amendment, repeal or modification of this Article X shall affect any rights or obligations with respect to any state of facts then or theretofore existing or any Proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

Section 10.8 Requested Services. Any director, officer, employee, fiduciary or agent of the Corporation serving in any capacity in (i) another corporation of which a majority of the shares entitled to vote in the election of its directors is held, directly or indirectly, by the Corporation or (ii) any employee benefit plan of the Corporation or any corporation referred to in clause (i) shall be deemed to be doing so at the request of the Corporation.

Section 10.9 Indemnitor of First Resort. It is the intent that with respect to all advancement, reimbursement and indemnification obligations under this Article X, the Corporation shall be the indemnitor of first resort (i.e., its obligations to indemnitees under this Certificate are primary and any obligation of any stockholder (or any of its Affiliates) to provide advancement or indemnification for the same losses incurred by indemnitees are secondary), and if a stockholder pays or causes to be paid, for any reason, any amounts otherwise indemnifiable hereunder or under any other indemnification agreement (whether pursuant to this Certificate, the Bylaws, contract, law or regulation), then (i) such stockholder (or such Affiliate, as the case may be) shall be fully subrogated to all rights hereunder of the indemnitee with respect to such payment and (ii) the Corporation shall reimburse such stockholder (or such Affiliate, as the case may be) for the payments actually made and waive any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of such stockholder (or such Affiliate, as the case may be).

ARTICLE XI

AMENDMENT OF CERTIFICATE OF INCORPORATION

Section 11.1 Amendment of Certificate of Incorporation. Subject to Section 4.2, this Certificate may be amended, restated, amended and restated or otherwise modified only with (i) the affirmative vote of a majority of the Board and (ii) the affirmative vote of the holders of a majority of the voting power of all outstanding shares of Common Stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate (including any Preferred Stock Designation), in the manner now or hereafter prescribed by this Certificate and the DGCL, and, except as set forth in Article IX and Article X, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article XI.

ARTICLE XII

SECTION 203

Section 12.1 Section 203. The Corporation shall not be governed by the provisions of Section 203 of the DGCL.

ARTICLE XIII

ENFORCEABILITY; SEVERABILITY; FORUM FOR ADJUDICATION OF DISPUTES

Section 13.1 Enforceability; Severability. Each provision of this Certificate shall be enforceable in accordance with its terms to the fullest extent permitted by law, but in case any one or more of the provisions contained in this Certificate shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Certificate, and this Certificate shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

Section 13.2 Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or Proceeding brought on behalf of the Corporation, (b) any action or Proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the

Corporation to the Corporation or the Corporation’s stockholders, (c) any action or Proceeding asserting a claim arising pursuant to any provision of the DGCL, this Certificate or the Bylaws (as each may be amended from time to time) or as to which the DGCL confers jurisdiction on the Court of Chancery or (d) any action or Proceeding asserting a claim governed by the internal affairs doctrine shall, in each case, be the Court of Chancery (or, if and only if the Court of Chancery lacks subject matter jurisdiction, the federal district court for the District of Delaware). Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 13.2.

Section 13.3 Stockholder Consent to Personal Jurisdiction. If any action the subject matter of which is within the scope of Section 13.2 above is filed in a court other than a court located within the State of Delaware without the approval of the Board (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 13.2 above (an “FSC Enforcement Action”) and (b) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation as of this 26th day of March, 2019.

Parker Drilling Company

/s/ Jennifer F. Simons
Name: Jennifer F. Simons
Title: Vice President, General Counsel and Secretary

[Signature Page to Amended and Restated Certificate of Incorporation]